Exhibit 15.1

May 16, 2005

Cytyc Corporation

250 Campus Drive

Marlborough, Massachusetts

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Cytyc Corporation and subsidiaries for the quarterly periods ended March 31, 2005 and 2004, and have issued our report thereon dated April 26, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts